Exhibit 2

C.V. STARR & Co., INC.
399 PARK AVENUE
NEW YORK, NY 10022

                    MAURICE R. GREENBERG                                                                                                       January 22, 2009
                           CHAIRMAN AND
                 CHIEF EXECUTIVE OFFICER

Mr. Edward Liddy
Chairman and CEO
American International Group, Inc.
70 Pine Street
New York, NY 10270

Dear Ed:

It has been widely reported that you are contemplating the sale in part or whole of AIA.  AIA is one of the crown jewels of AIG and the only foreign life insurance company in China that is wholly owned and as such, does not require a local partner.

AIA, as you probably know by now, also operates in every country in Southeast Asia and has been the flag carrier of life insurance in that part of the world.  To dispose of AIA in whole or part could seriously damage the future potential of AIG.

We have a vast difference of opinion as to how best to pay back the taxpayer.  Your strategy is to break up AIG and retain the property/casualty units.  The property/casualty units are losing people and business daily and its future as a stand-alone operation is questionable.  The suggestion I have been making has the best chance of repaying the debt to the U.S. government and rebuilding AIG so that it becomes a taxpayer on its own as well as an employer of a vast number of people.  Selling off pieces of AIG’s foreign companies will hardly create the jobs or tax payments in the U.S. in the future.

continued /

January 22, 2009

Since there is a change in Administration now in place and a new Secretary of Treasury likely to be confirmed today, I would urge you on behalf of AIG’s largest shareholder outside the government, to put on hold any sale of assets until the appropriate people in the new Administration can determine what is best for the U.S. taxpayer.

Regards.

Sincerely,

/s/ Hank

MRG/mb

cc:

Messrs. Thomas Baxter
   Timothy Geithner

AIG Board of Directors

Trustees:

Ms. Jill M. Considine
Mr. Chet Felberg
Mr. Douglas Foshee